Exhibit 4.1

PROXY CANCELLATION NOTICE

THIS PROXY CANCELLATION NOTICE (this “Notice”) is made as of March 11, 2016, by Sharon D. Will (“Proxy Holder”).

WHEREAS, in July 2015, the Proxy Holder was granted certain voting and related rights (the “Proxy”) pursuant to an Irrevocable Proxy and Lock-Up Agreement (the “Proxy Agreement”) executed by the shareholders identified on the annexed Exhibit A (each a “Shareholder”), which (i) provided the Proxy Holder the right to vote, and (ii) restricted the Shareholder from selling, transferring and/or otherwise disposing of, the shares (the “Shares”) of common stock of Uplift Nutrition, Inc., a Nevada corporation (the “Company”), par value $0.0001 per share (the “Common Stock”) owned by the Shareholder as set forth across from the Shareholder’s name on Exhibit A, until the date three (3) business days following the date on which the Company files with the Securities and Exchange Commission (the “SEC”), a Current Report on Form 8-K with Form 10 type information disclosing an acquisition by the Company of a business (“Acquisition”);

WHEREAS, the Acquisition has not yet been completed and plans for the Acquisition contemplated in connection with the grant of the Proxy by the Shareholder have been abandoned;

WHEREAS, the Proxy Holder has resigned as an officer and director of the Company and no longer wishes to be the holder of such Proxy;

NOW, THEREFORE,

1.            The Proxy Holder acknowledges and notifies the Shareholder that as of the date hereof: (i) the Proxy previously granted to the Proxy Holder is hereby terminated and of no further force or effect; (ii) the Proxy Agreement between the Shareholder and Proxy Holder is hereby terminated and all rights, obligations and/or restrictions therein granted are of no further force or effect; and (iii) immediately following the execution of this Notice, the Proxy Holder holds no Proxy granted by the Shareholder.

2.             The Proxy Holder hereby irrevocably releases and discharges the Shareholder and all of its officers, directors, members, managers, employees, equity holders, affiliates, agents, assigns, and successors (collectively, the “Shareholder Released Parties”), of and from, and hereby irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, judgments, damages, causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, direct or indirect, at law or in equity (each, a “Claim”, collectively, “Claims”), that Proxy Holder ever had, now has or ever may have against the Shareholder Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever in connection with or relating to the Proxy or Proxy Agreement, the cancellation thereof and/or the transactions contemplated hereby; provided, however, that this release does not extend to any Claim to enforce the terms of, or any breach of, this Agreement.

3             By executing this Notice, the Proxy Holder has sought independent advice or counsel with respect to the cancellation of the Proxy.

4.             The validity of this Notice and the interpretation and performance of all its terms shall be governed by and construed in accordance with the laws of The State of New York, without regard to the choice of law rules thereof.

1

5.             Proxy Holder hereby covenants and agrees to execute and deliver any additional documents and take any other actions necessary or desirable to carry out the purpose and intent of this Notice, including, without limitation, any actions required to cancel the Proxy.

IN WITNESS WHEREOF, the undersigned have executed this Notice as of the date first above written.

PROXY HOLDER:

Name: Sharon D. Will

STATE OF                        )

                                                               ss.:

COUNTY OF                    )

On the ____ day of March  in the year 2016 before me, SHARON D. WILL, personally appeared, and personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within the instrument and acknowledged to me that he executed the same in her capacity, that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of __________, State of ________________.

___________________

Notary Public

My commission expires on:

2

EXHIBIT A

Number of Shares being
Name of Shareholder	released from Proxy by the Proxy Holder
Alan Werksman	300,000
Bogdan Grigorescu	500,000
Douglas Johnson	1,000,000
Fred Richman	2,000,000
Bernice Brauser Trust	2,000,000
Marco Barfield	1,000,000
Michael Freedman	4,100,000
Robert Karsten	500,000
Timothy Schoettle	300,000
Donald Papcy	1,200,000
Nick Calapa	1,300,000
Leon Frenkel	5,000,000
Sean Martin	13,800,000
MCB Network Corp.	9,476,150

Total number of Shares being released from Proxy	42,476,150

  3